Exhibit 99.1

Third Quarter Report

September 30, 2010

December 8, 2010

Dear Shareholder:

Earnings from operations have remained strong during 2010 thanks to a very strong core deposit base at all our banks and good yields on our earning assets which have provided some of the strongest net margin income in the industry. Additionally, our Strategic Investment Advisors and its asset management services continue to grow and make a positive contribution to our earnings. Once again, in the low rate environment, our mortgage team has had another outstanding year contributing additional fee income. Net income increased for the quarter ended September 30, 2010 at $497 thousand compared to $290 thousand for the same quarter in 2009. Year to date, net income decreased $451 thousand from $1.8 million for the nine months ended September 30, 2009 compared to $1.4 million at September 30, 2010. The reason for the decline in the 9-month comparison is due to a greater portion of mortgage income coming in the earlier part of the prior year versus 2010 when it is occurring later in the year. We anticipate continued strong mortgage fee income for the balance of 2010 and consequently, our earnings for 2010 should exceed 2009.

Unfortunately, while having one of the strongest years in earnings from operations, the economic environment and the financial crisis of the moment is requiring that a good portion of these earnings be set aside as additions to our loan loss provision. During the third quarter of 2010, we put $2.0 million into the allowance, compared to $295 thousand for the same period of 2009. Year to date 2010 $3.1 million has been expensed to the loan loss provision, compared to $863 thousand for the same nine month period of 2009. Management recognizes the systemic risk in the environment and will continue to take the necessary steps, even at the expense of current earnings, to assure our solid long-term positioning.

Our “customer first” approach to relationship banking has enabled Uwharrie Capital Corp and its subsidiaries to continue to capture market share and profitably grow our balance sheet. We are blessed by the confidence our communities have in us and our growth continues to be from local deposits and loans as opposed to “hot money” and purchased assets. We are growing locally, at home. Total assets ended the quarter at $529 million, up from $477 million at September 30, 2009, representing 10.8% or $51.5 million growth in assets. Core banking activities remain strong with growth in loans for the quarter of $13.0 million and growth in deposits of $15.7 million. For the nine months ended September 30, 2010, loans increased $32.1 million to $385.8 million and deposits grew $48.8 million to $425.5 million in spite of the fact that economic growth declined or remained flat in some of the counties in our markets.

All of this tells a strong story about the continued positive growth and development of our community banks in these challenging times. Our stock price should be reflecting this in terms of better prices. Bank stocks today are not trading at the values to earnings that they historically have due to the uncertainty of a global economy and fears of a “double dip.” We are confident that our share price along with other banks will begin to return to a more rational range of values as confidence in a recovery of our economy improves. Bank stocks in general are selling at discounts to book value. This has only happened once or twice in the last 50 years. The lack of liquidity in today’s market explains more about the valuation of investments than does the traditional function of expected future earnings. By analogy, it’s like going to a Saturday estate auction and seeing a fine Chippendale piece of furniture worth many thousands of dollars but the only bidders are a couple of folks who just have $5 between them. This fine piece of great value is sold for $5 at such an auction. Similarly, the value of many securities, like that of our own company, is being sold in similar auctions, which is what the stock exchange is on a daily basis. And like the estate sale, there is a shortage of bidders that creates the lack of liquidity which is affecting current prices. But remain confident that reason and rational thinking will return and so will values for Chippendale pieces as well as community bank stocks … farm land and homes are suffering the same lack of liquidity and their loss in values similarly reflect it.

Our values and our mission remain the same. Uwharrie Capital Corp is a multibank holding company for locally-owned, community-focused banks, owned for and by the People seeking to invest their resources back into their own communities. Our mission is to provide capital, jobs and opportunities to local businesses and citizens to allow them to control their own destiny and for the benefit of their children. Working together with this shared vision as evidenced in these times of economic adversity, we continue to grow and prosper and create real value not just to our bottom lines but in our communities and the places we call home. Thank you for your continued support and we wish you and your family a healthy and blessed holiday.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

Roger L. Dick
President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	September 30, 2010	September 30, 2009

Assets
Cash and due from banks	$16,505	$10,947
Investment securities available for sale	90,983	85,277
Federal funds sold	—	—
Loans held for sale	3,096	1,332
Loans held for investment	385,843	351,794
Less: Allowance for loan losses	7,462	4,828

Net loans held for investment	378,381	346,966

Interest receivable	2,179	2,174
Premises and equipment, net	14,546	13,480
Federal Home Loan Bank stock	3,379	3,201
Bank-owned life insurance	5,902	5,652
Other real estate owned	3,887	2,623
Goodwill	987	987
Other assets	9,501	8,065

Total assets	$529,346	$480,704

Liabilities
Deposits:
Demand, noninterest-bearing	$48,085	$43,825
Interest checking and money market accounts	182,052	120,616
Savings accounts	36,783	32,796
Time deposits, $100,000 and over	67,367	71,220
Other time deposits	91,262	103,030

Total deposits	425,549	371,487

Interest payable	380	456
Short-term borrowed funds	22,010	29,816
Long-term debt	32,587	31,648
Other liabilities	2,616	2,807

Total liabilities	483,142	436,214

Shareholders’ Equity
Preferred Stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(325)	(425)
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,407,851 shares, respectively.
Book value per share $4.54 in 2009 and $4.17 in 2008. (1)	9,492	9,492
Additional paid-in capital	14,032	14,029
Unearned ESOP compensation	(711)	(683)
Undivided profits	10,939	11,345
Accumulated other comprehensive income (loss)	2,277	232

Total shareholders’ equity	46,204	44,490

Total liabilities and shareholders’ equity	$529,346	$480,704

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands except share and per share data)	2010	2009	2010	2009

Interest Income
Interest and fees on loans	$5,393	$5,281	$16,187	$15,874
Interest on investment securities	722	931	2,222	2,846
Other interest income	9	14	27	57

Total interest income	6,124	6,226	18,436	18,777

Interest Expense
Interest paid on deposits	1,035	1,491	3,167	4,656
Interest on borrowed funds	443	438	1,289	1,356

Total interest expense	1,478	1,929	4,456	6,012

Net Interest Income	4,646	4,297	13,980	12,765
Provision for loan losses	2,053	295	3,096	863

Net interest income after provision for loan losses	2,593	4,002	10,884	11,902

Noninterest Income
Service charges on deposit accounts	583	616	1,712	1,751
Other service fees and commissions	782	595	2,211	1,627
Gain on sale of securities	1,520	124	1,484	104
Loss on sale of nonmarketable securities	—	—	—	(172)
Total other-than-temporary impairment loss	—	—	—	(1,782)
Portion of loss recognized in other comprehensive income	—	(183)	—	1,395

Net impairment recognized in other comprehensive income	—	(183)	—	(387)
Income from mortgage loan sales	880	364	1,616	2,931
Other income	172	117	340	281

Total noninterest income	3,937	1,633	7,363	6,135

Noninterest Expense
Salaries and employee benefits	2,975	2,822	8,689	8,581
Occupancy expense	322	302	860	789
Equipment expense	210	186	568	547
Data processing	212	203	623	592
Other operating expenses	2,087	1,802	5,453	4,966

Total noninterest expense	5,806	5,315	16,193	15,475

Income before income taxes	724	320	2,054	2,562
Provision for income taxes	227	30	687	744

Net Income	$497	$290	$1,367	$1,818

Net Income	$497	$290	$1,367	$1,818
Dividends - preferred stock	(161)	(160)	(484)	(481)

Net income available to common shareholders	$336	$130	$883	$1,337

Net Income Per Common Share (1)
Basic	$0.04	$0.02	$0.12	$0.18
Assuming dilution	$0.04	$0.02	$0.12	$0.18
Weighted Average Common Shares Outstanding (1)
Basic	7,490,196	7,476,197	7,487,875	7,472,033
Assuming dilution	7,490,196	7,476,197	7,487,875	7,472,033